UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2005 (August 26, 2005)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 – Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On August 26, 2005, Nationwide Financial Services, Inc. (NFS) called for redemption on September 28, 2005 of all of its outstanding 7.10% Junior Subordinated Deferrable Interest Debentures due 2028 (the Debt Securities), which are held by Nationwide Financial Services Capital Trust II. As a result, all of the outstanding 7.10% Trust Preferred Securities and 7.10% Trust Common Securities of Nationwide Financial Services Capital Trust II will be redeemed on September 28, 2005. The redemption price for the Trust Preferred Securities will be $25.00 per security, for a total principal amount of $200.0 million, plus any accrued distributions through the redemption date.

The aggregate principal amount of the Debt Securities to be redeemed is approximately $206.2 million, plus accrued interest thereon through the redemption date. The Debt Securities were originally issued on October 19, 1998 and, in accordance with their terms, became subject to optional redemption by NFS on or after October 19, 2003. Pursuant to the terms of its Amended and Restated Declaration of Trust, Nationwide Financial Services Capital Trust II is required to use the proceeds it receives from the redemption of the Debt Securities to redeem its Trust Preferred and Trust Common Securities on the same day.

As a result of these transactions, NFS will incur a non-cash charge of approximately $14.0 million, net of taxes, in the third quarter of 2005. The non-cash charge reflects the acceleration of costs that otherwise would have been recognized through 2028. Specifically, the costs are related to unamortized issuance costs and a deferred loss on previous hedging transactions.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

Exhibit 99.1     Press release dated August 26, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: August 29, 2005	/s/ M. Eileen Kennedy
M. Eileen Kennedy Senior Vice President – Chief Financial Officer